UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 8, 2012

    First Commonwealth Financial Corporation

(Exact name of registrant as specified in its charter)

Pennsylvania	001-11138	25-1428528
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

22 N. Sixth Street, Indiana, PA		15701
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:  (724) 349-7220

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 8, 2012, Sue A. McMurdy resigned as Executive Vice President and Chief Information Officer of First Commonwealth Financial Corporation (the “Company”). The Company entered into an Agreement and General Release with Ms. McMurdy under which Ms. McMurdy released the Company and its affiliated parties from all claims that she has or may have against them, and agreed, among other things, to maintain the confidentiality of certain Company information and to refrain from soliciting customers or employees of the Company for a period of one year. In consideration for Ms. McMurdy’s execution of the Agreement and General Release, the Company agreed to pay Ms. McMurdy 74 weeks severance commencing July 10, 2012, to pay the cost of continued coverage for Ms. McMurdy under the Company’s group health plan for 18 months, to reimburse Ms. McMurdy for the cost (up to $500 per month) of continuing certain Company provided life insurance policies for the duration of the severance period, to pay for outplacement services at a cost not to exceed $15,000, to pay for legal fees in the amount of $5,000 and to vest 2,000 shares of restricted stock previously awarded to Ms. McMurdy under the Company’s Long-Term Incentive Plan. Ms. McMurdy will also be entitled to receive a pro rata share (one-half) of her 2012 Annual Incentive Plan award if and to the extent that the Company achieves its performance goals under the Annual Incentive Plan. A copy of the Agreement and General Release is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

Exhibit No.	Description

10.1	Agreement and General Release dated July 8, 2012, by and between First Commonwealth Financial Corporation and Sue A. McMurdy

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 12, 2012	FIRST COMMONWEALTH FINANCIAL CORPORATION (Registrant)

	By:	/s/ Robert E. Rout
Robert E. Rout
Executive Vice President and Chief Financial Officer